SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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|X| Soliciting Material Pursuant to ss.240.14a-12

                         COMMUNITY BANCORP OF NEW JERSEY
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                                    March 24, 2004

Dear Shareholder:

This is the first opportunity that we have had to communicate with all of you since the proposed merger between Sun Bancorp (NASDAQ-SNBC) and Community Bancorp of New Jersey (NASDAQ-SmallCap Market-CBNJ) was announced in mid February. Your Board of Directors worked very hard to accomplish, what we believe to be, a strategic alliance between two high quality community banking organizations. The respective Boards of both companies approved the merger in mid February and the definitive agreement was executed by the parties on February 16, 2004. Approval of the merger is subject to regulatory approvals and approval by the shareholders of both companies.

Sun Bancorp Inc is the holding company for Sun National Bank which is based in Vineland, NJ. Sun has approximately $2.6 billion in assets and the proposed merger of the two institutions will create a bank with assets over $3.0 billion.

When the transaction receives approval and closes, all Community Bancorp shareholders will receive 0.83 shares of Sun Bancorp stock for every share of CBNJ stock they hold. In addition, as part of the transaction, all CBNJ shareholders will receive a special cash dividend of $0.75 per share just prior to the proposed closing. We anticipate that closing of the transaction will take place some time in the third quarter of this year. On March 18, 2004, the Board of Directors of Sun Bancorp, Inc. declared a five (5%) percent stock dividend. Under the terms of our Agreement and Plan of Merger with Sun Bancorp, the Per Share Stock Consideration to be received by shareholders of CBNJ in the proposed merger will be appropriately adjusted as a result of the announced stock dividend.

Two additional existing Community Bancorp of New Jersey Directors will be joining Howard Schoor on the Board of Sun Bancorp to represent our shareholders. No existing Community Bank branches will be closed and construction continues on the two new branches (Old Bridge/Rt. 516 and Holmdel) which are planned to open in the third quarter of this year.

We believe that the combination of our two institutions will create the premier community banking organization in all of the markets that are serviced by the combined organization.

Pending SEC review, we anticipate calling a special meeting of shareholders in lieu of our annual meeting to vote on the merger. In connection with that meeting, all shareholders will receive a joint proxy statement/prospectus containing pertinent information about the proposed merger and Sun and CBNJ together with a voting proxy with which to cast their ballot. If you have any questions, please feel free to contact us directly.

                                  Very truly yours,


Howard M. Schoor, Chairman               Robert D. O'Donnell, President & CEO
Community Bancorp of New Jersey          Community Bancorp of New Jersey

FOR MORE INFORMATION REGARDING THE SUBJECT MATTER OF OUR UPCOMING SPECIAL MEETING, WE ADVISE YOU TO READ OUR PROXY/PROSPECTUS ON FORM S-4 WHEN IT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE PROXY/PROSPECTUS WILL BE FURNISHED TO ALL SHAREHOLDERS AND WILL BE AVAILABLE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV.